CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

GLOBAL GAMING TECHNOLOGY, INC.

        We, the undersigned president and secretary, respectively, of Global Gaming Technology, Inc., a Delaware corporation (the "Corporation") do hereby certify;

  That the undersigned are the president and secretary, respectively, of the Corporation;

  That Article 1 of the Corporation's Articles of Incorporation is amended to read as follows:

          "The name of the Corporation is Left Right Marketing Technology, Inc."

  That Article 4 of the Corporation's Articles of Incorporation is amended to read as follows:

The Corporation effected a five (5) to one (1) reverse split of its common stock (the "Reverse"). Simultaneous with the Reverse, the Corporation authorized an increase in the aggregate number of shares that it shall have authority to issue to One Hundred Million (100,000,000) shares of Common Stock having a $.001 par value ("Common Stock") and Twenty-Five Million (25,000,000) shares of Preferred Stock having a $.001 par value ("Preferred Stock"). The Common and/or Preferred Stock may be issued from time to time without approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

  That the foregoing amendment to the Corporation's Articles of Incorporation has been approved by the Board of Directors on June 30, 2003;

  That the foregoing amendment to the Corporation's Articles of Incorporation has been duly approved by a vote of the Corporation's shareholders pursuant to the provisions of Sections 222 and 242 of the General Corporate Law of the State of Delaware on July 7, 2003. The total number of outstanding shares entitled to vote on the amendment to the Articles of Incorporation is 26,328,028. The number of shares voting in favor of the Amendment was 14,085,213 shares, representing 53.51%. The percentage voting in favor of the Amendment was greater than 50%

The undersigned declare under the penalty of perjury that the matters set forth in the foregoing certificate are of their own knowledge.

Executed at Las Vegas, Nevada, September 29, 2003.

/s/ Richard M. "Mick" Hall                                                        /s/ Heather M. Hall

Richard M. "Mick" Hall                                                            Heather M. Hall

President                                                                                  Secretary